EXHIBIT 99

For Immediate Release

May 3, 2022

Cummins Reports First Quarter 2022 Results

•First quarter revenues of $6.4 billion; GAAP1 Net Income of $418 million
•EBITDA in the first quarter was 11.8 percent of sales; Diluted EPS of $2.92
•First quarter results include costs of $158 million ($1.03 per diluted share) related to the indefinite suspension of operations in Russia, and $17 million ($0.09 per diluted share) related to the separation of the Filtration business.
•The company is raising its full year 2022 revenue guidance to be up 8 percent; an increase from up 6 percent in previous guidance
•The company is maintaining its 2022 full year guidance for EBITDA of approximately 15.5 percent.

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the first quarter of 2022.
First quarter revenues of $6.4 billion increased 5 percent from the same quarter in 2021. Sales in North America increased 12 percent while international revenues decreased 3 percent, driven primarily by a slowdown in China.
“Demand for our products remains strong across many of our key markets and regions, resulting in record revenues in the first quarter of 2022,” said Chairman and CEO Tom Linebarger. “We have implemented pricing actions to counter rising input costs, which contributed to solid profitability in the first quarter. Supply chain constraints continue to be a challenge and are limiting growth in our industry.”
Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter were $755 million (11.8 percent of sales), compared to $980 million (16.1 percent of sales) a year ago.
Net income attributable to Cummins in the first quarter was $418 million ($2.92 per diluted share) compared to $603 million ($4.07 per diluted share) in 2021. First quarter results include costs of $158 million ($1.03 per diluted share) related to the indefinite suspension of operations in Russia, and $17 million ($0.09 per diluted share) related to the separation of the Filtration business. The costs incurred relating to the indefinite suspension of our operations in Russia include inventory write-downs, reserves on accounts receivable, the impairment of a joint venture investment, and other costs. The tax rate in the first quarter was 26.8 percent including $31 million, or $0.22 per share, of unfavorable discrete items.

2022 Outlook:
Based on the current forecast, Cummins is raising its full year 2022 revenue guidance to up 8 percent, an increase from up 6 percent due to stronger demand in North America and other markets. Full-year 2022 EBITDA is expected to be approximately 15.5 percent, in line with our previous guidance. The company plans to return approximately 50 percent of Operating Cash Flow to shareholders in the form of dividends and share repurchases.
Any expenses outside of the normal course of business associated with the separation of the Filtration business or indefinite suspension of our operations in Russia have been excluded from the outlook provided.
“We delivered solid financial performance in the first quarter in the face of many challenges in our global supply chain. The ongoing impact of COVID-19, especially in China, and the effect of the conflict in Ukraine continue to present challenges to our global operations. I am impressed with the resiliency of our employees to navigate through these difficulties and deliver for our customers. Cummins is in a strong position to keep investing in future growth, bringing new technologies to customers and returning cash to shareholders.” said President and COO Jennifer Rumsey.
First Quarter 2022 Highlights:
•The company announced two significant acquisitions critical to advancing its product decarbonization goals while expanding its product portfolio, the acquisition of Jacobs Vehicle Systems (JVS) and the intent to acquire Meritor. JVS is a supplier of engine braking, cylinder deactivation, start and stop and thermal management technologies which are key components to meeting current and future emissions regulations. The integration of Meritor, a global leader of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets will position Cummins as one of the few companies able to provide integrated powertrain solutions across combustion as well as electric power applications through Meritor’s eAxle product.
•Cummins was named one of the World’s Most Ethical Companies for a 15th consecutive time by Ethisphere, a global leader in defining and advancing the standards of ethical business practices. The company also earned a place on Barron’s 100 Most Sustainable U.S. Companies list, and received a perfect score on the Human Rights Campaign’s 2022 Corporate Equality Index for the 18th consecutive year.
•Cummins hosted its biennial analyst day highlighting its long-term decarbonization growth strategy, Destination Zero, which includes making meaningful reductions in carbon emissions through advanced internal combustion technologies widely accepted by the market today, while continuing to invest in and advance zero emission technologies ahead of widespread market adoption.
•In February, Cummins unveiled the industry’s first unified, fuel-agnostic internal combustion powertrain platforms. This technology approach will be applied across Cummins’ X-Series, L-Series and B-Series product platforms, and helps fleets reduce carbon emissions today by enabling vehicles to run on low to zero carbon fuels. The platform utilizes the internal combustion engine technology that fleets are already familiar with while also applying a high level of parts and integration commonality across fuels including diesel, natural gas, hydrogen or other fuel applications.
•The New Power business continued to expand its green hydrogen presence globally. In North America, Florida Power & Light Company announced Cummins will supply a 25-megawatt electrolyzer system for the groundbreaking FPL Cavendish NextGen Hydrogen Hub – Florida’s first of its kind “green” hydrogen plant. The FPL Cavendish NextGen Hydrogen Hub will leverage solar energy to power the electrolysis process that produces “green,” or carbon-free, hydrogen from water.
First quarter 2022 detail (all comparisons to same period in 2021):
The Engine, Distribution, Components and Power Systems results were all impacted by costs associated with the indefinite suspension of our operations in Russia.

Engine Segment

•Sales - $2.8 billion, up 12 percent
•Segment EBITDA - $392 million, or 14.2 percent of sales, compared to $354 million or 14.4 percent of sales. EBITDA includes $32 million of costs related to the indefinite suspension of our operations in Russia.
•On-highway revenues increased 14 percent driven by pricing actions and strong demand in the North American truck markets, and recovery in the bus market which was severely impacted by Covid-19. Off-highway revenues increased 5 percent.
•Sales increased 15 percent in North America and 4 percent in international markets.

Distribution Segment

•Sales - $2.1 billion, up 15 percent
•Segment EBITDA - $110 million, or 5.2 percent of sales, compared to $160 million or 8.7 percent of sales. EBITDA includes $100 million of costs related to the indefinite suspension of our operations in Russia.
•Revenues in North America increased 17 percent and international sales increased by 13 percent.
•Higher revenues were primarily driven by increased demand for parts and whole goods.

Components Segment

•Sales - $2.0 billion, down 8 percent
•Segment EBITDA - $320 million, or 16.1 percent of sales, compared to $421 million or 19.6 percent of sales. EBITDA includes $6 million of costs related to the indefinite suspension of our operations in Russia.
•Revenues in North America increased by 8 percent and international sales decreased by 21 percent due to lower demand in India and China from record demand in the first quarter of 2021.

Power Systems Segment

•Sales - $1.2 billion, up 14 percent
•Segment EBITDA - $90 million, or 7.8 percent of sales, compared to $126 million, or 12.3 percent of sales. EBITDA includes $20 million of costs related to the indefinite suspension of our operations in Russia.
•Power generation revenues increased by 9 percent driven by strong demand in China. Industrial revenues increased 21 percent due to stronger demand in mining and oil and gas markets.

New Power Segment

•Sales - $31 million, down 11 percent
•Segment EBITDA loss - $67 million
•Revenues decreased due to timing of commissioning electrolyzer projects and shipments of fuel cell systems to the rail market in 2021.
•Costs associated with the development of fuel cells and electrolyzers as well as products to support battery electric vehicles are contributing to EBITDA losses.

1 Generally Accepted Accounting Principles

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 59,900 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $2.1 billion on sales of $24.0 billion in 2021. See how Cummins is powering a world that's always on by accessing news releases and more information at https://www.cummins.com/always-on.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward-looking statements include, without limitation, statements relating to our plans and expectations for our revenues and EBITDA. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: any adverse results of our internal review into our emissions certification process and compliance with emission standards; increased scrutiny from regulatory agencies, as well as unpredictability in the adoption, implementation and enforcement of emission standards around the world; changes in international, national and regional trade laws, regulations and policies; any adverse effects of the U.S. government's COVID-19 vaccine mandates; changes in taxation; global legal and ethical compliance costs and risks; increasingly stringent environmental laws and regulations; future bans or limitations on the use of diesel-powered products; raw material, transportation and labor price fluctuations and supply shortages; aligning our capacity and production with our demand; the actions of, and income from, joint ventures and other investees that we do not directly control; large truck manufacturers' and original equipment manufacturers' customers discontinuing outsourcing their engine supply needs or experiencing financial distress, bankruptcy or change in control; product recalls; variability in material and commodity costs; the development of new technologies that reduce demand for our current products and services; lower than expected acceptance of new or existing products or services; product liability claims; our sales mix of products; failure to complete, adverse results from or failure to realize the expected benefits of the separation of our filtration business; our plan to reposition our portfolio of product offerings through exploration of strategic acquisitions and divestitures and related uncertainties of entering such transactions; challenging markets for talent and ability to attract, develop and retain key personnel; climate change and global warming; exposure to potential security breaches or other disruptions to our information technology environment and data security; political, economic and other risks from operations in numerous countries including political, economic and social uncertainty and the evolving globalization of our business; competitor activity; increasing competition, including increased global competition among our customers in emerging markets; labor relations or work stoppages; foreign currency exchange rate changes; the performance of our pension plan assets and volatility of discount rates; the price and availability of energy; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business; and other risks detailed from time to time in our SEC filings, including particularly in the Risk Factors section of our 2021 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBITDA is a non-GAAP measure used in this release and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBITDA is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited) (a)

	Three months ended
In millions, except per share amounts	March 31, 2022	April 4, 2021
NET SALES	$6,385	$6,092
Cost of sales	4,853	4,606
GROSS MARGIN	1,532	1,486
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	615	574
Research, development and engineering expenses	298	260
Equity, royalty and interest income from investees	96	166
Other operating expense, net	111	8
OPERATING INCOME	604	810
Interest expense	17	28
Other (expense) income, net	(9)	1
INCOME BEFORE INCOME TAXES	578	783
Income tax expense	155	172
CONSOLIDATED NET INCOME	423	611
Less: Net income attributable to noncontrolling interests	5	8
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$418	$603

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CUMMINS INC.
Basic	$2.94	$4.10
Diluted	$2.92	$4.07

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	142.2	147.0
Diluted	143.1	148.3

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (a)

In millions, except par value	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$2,276	$2,592
Marketable securities	527	595
Total cash, cash equivalents and marketable securities	2,803	3,187
Accounts and notes receivable, net	4,368	3,990
Inventories	4,586	4,355
Prepaid expenses and other current assets	839	777
Total current assets	12,596	12,309
Long-term assets
Property, plant and equipment, net	4,381	4,422
Investments and advances related to equity method investees	1,592	1,538
Goodwill	1,286	1,287
Other intangible assets, net	917	900
Pension assets	1,506	1,488
Other assets	1,844	1,766
Total assets	$24,122	$23,710

LIABILITIES
Current liabilities
Accounts payable (principally trade)	$3,497	$3,021
Loans payable	243	208
Commercial paper	311	313
Accrued compensation, benefits and retirement costs	411	683
Current portion of accrued product warranty	798	755
Current portion of deferred revenue	883	855
Other accrued expenses	1,300	1,190
Current maturities of long-term debt	69	59
Total current liabilities	7,512	7,084
Long-term liabilities
Long-term debt	3,502	3,579
Pensions and other postretirement benefits	593	604
Accrued product warranty	709	684
Deferred revenue	877	850
Other liabilities	1,566	1,508
Total liabilities	$14,759	$14,309

EQUITY
Cummins Inc. shareholders’ equity
Common stock, $2.50 par value, 500 shares authorized, 222.5 and 222.5 shares issued	$2,411	$2,427
Retained earnings	16,952	16,741
Treasury stock, at cost, 81.4 and 80.0 shares	(9,412)	(9,123)
Accumulated other comprehensive loss	(1,515)	(1,571)
Total Cummins Inc. shareholders’ equity	8,436	8,474
Noncontrolling interests	927	927
Total equity	$9,363	$9,401
Total liabilities and equity	$24,122	$23,710

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (a)

	Three months ended
In millions	March 31, 2022	April 4, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$423	$611
Adjustments to reconcile consolidated net income to net cash provided by operating activities
Depreciation and amortization	161	170
Deferred income taxes	(66)	8
Equity in income of investees, net of dividends	(76)	(136)
Pension and OPEB expense	9	20
Pension contributions and OPEB payments	(43)	(51)
Share-based compensation expense	5	8
Russian suspension costs	158	—
Asset impairments and other charges	36	—
Loss on corporate owned life insurance	37	32
Foreign currency remeasurement and transaction exposure	(7)	1
Changes in current assets and liabilities, net of acquisitions
Accounts and notes receivable	(417)	(374)
Inventories	(289)	(336)
Other current assets	(57)	(24)
Accounts payable	484	465
Accrued expenses	(251)	(24)
Changes in other liabilities	70	—
Other, net	(13)	(31)
Net cash provided by operating activities	164	339

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(104)	(87)
Investments in internal use software	(11)	(11)
Investments in and advances to equity investees	(32)	(24)
Acquisition of a business, net of cash acquired	83	—
Investments in marketable securities—acquisitions	(197)	(143)
Investments in marketable securities—liquidations	254	207
Cash flows from derivatives not designated as hedges	(2)	14
Other, net	(1)	19
Net cash used in investing activities	(10)	(25)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments of commercial paper	(2)	(6)
Payments on borrowings and finance lease obligations	(24)	(16)
Net borrowings (payments) under short-term credit agreements	29	(102)
Distributions to noncontrolling interests	(14)	(13)
Dividend payments on common stock	(207)	(197)
Repurchases of common stock	(311)	(418)
Proceeds from issuing common stock	9	18
Other, net	23	(11)
Net cash used in financing activities	(497)	(745)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	27	(12)
Net decrease in cash and cash equivalents	(316)	(443)
Cash and cash equivalents at beginning of year	2,592	3,401
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,276	$2,958

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

In millions	Engine		Distribution	Components	Power Systems	New Power	Total Segments	Intersegment Eliminations (1)	Total
Three months ended March 31, 2022
External sales	$2,049		$2,111	$1,517	$683	$25	$6,385	$—	$6,385
Intersegment sales	704		6	471	477	6	1,664	(1,664)	—
Total sales	2,753		2,117	1,988	1,160	31	8,049	(1,664)	6,385
Research, development and engineering expenses	109		13	76	64	36	298	—	298
Equity, royalty and interest income (loss) from investees	44	(2)	16	28	11	(3)	96	—	96
Interest income	4		2	1	1	—	8	—	8
Russian suspension costs (3)	32	(4)	100	6	20	—	158	—	158
EBITDA (5)	392		110	320	90	(67)	845	(90)	755
Depreciation and amortization (6)	51		28	43	31	7	160	—	160

EBITDA as a percentage of total sales	14.2%		5.2%	16.1%	7.8%	NM	10.5%		11.8%

Three months ended April 4, 2021
External sales	$1,895		$1,827	$1,724	$612	$34	$6,092	$—	$6,092
Intersegment sales	564		8	428	410	1	1,411	(1,411)	—
Total sales	2,459		1,835	2,152	1,022	35	7,503	(1,411)	6,092
Research, development and engineering expenses	92		13	75	57	23	260	—	260
Equity, royalty and interest income from investees	113		17	19	12	5	166	—	166
Interest income	3		1	1	1	—	6	—	6
EBITDA (5)	354		160	421	126	(51)	1,010	(30)	980
Depreciation and amortization (6)	51		30	48	35	5	169	—	169

EBITDA as a percentage of total sales	14.4%		8.7%	19.6%	12.3%	NM	13.5%		16.1%

"NM" - not meaningful information
(1) Includes intersegment sales, intersegment profit in inventory eliminations and unallocated corporate expenses. EBITDA for the three months ended March 31, 2022, includes $17 million of costs associated with the planned separation of our Filtration business. There were no significant unallocated corporate expenses for the three months ended April 4, 2021.

(2) Includes a $28 million impairment of our joint venture with KAMAZ and $3 million of royalty charges as part of our costs associated with the suspension of our Russian operations. See "RUSSIAN OPERATIONS" note below for additional information.

(3) See "RUSSIAN OPERATIONS" note below for additional information.
(4) Includes $31 million of Russian suspension costs reflected in the Equity, royalty and interest income (loss) from investees line above.
(5) EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and noncontrolling interests.
(6) Depreciation and amortization, as shown on a segment basis, excludes the amortization of debt discount and deferred costs included in the Condensed Consolidated Statements of Net Income as "Interest expense." The amortization of debt discount and deferred costs were $1 million and $1 million for the three months ended March 31, 2022 and April 4, 2021, respectively. A portion of depreciation expense is included in Research, development and engineering expenses.

CUMMINS INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

A reconciliation of our segment information to the corresponding amounts in the Condensed Consolidated Statements of Net Income is shown in the table below:

	Three months ended
In millions	March 31, 2022	April 4, 2021
EBITDA	$755	$980

EBITDA as a percentage of net sales	11.8%	16.1%

Less:
Interest expense	17	28
Depreciation and amortization	160	169
INCOME BEFORE INCOME TAXES	578	783
Less: Income tax expense	155	172
CONSOLIDATED NET INCOME	423	611
Less: Net income attributable to noncontrolling interests	5	8
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$418	$603

Net income attributable to Cummins Inc. as a percentage of net sales	6.5%	9.9%

We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors.

EBITDA is not in accordance with, or an alternative for, accounting principles generally accepted in the United States (GAAP) and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA calculation are derived from amounts included in the Condensed Consolidated Statements of Net Income. Above is a reconciliation of EBITDA excluding special items to “Net income attributable to Cummins Inc.” for each of the applicable periods.

CUMMINS INC. AND SUBSIDIARIES
SELECT FOOTNOTE DATA
(Unaudited)

EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES

Equity, royalty and interest income from investees included in our Condensed Consolidated Statements of Net Income for the reporting periods was as follows:

	Three months ended
In millions	March 31, 2022		April 4, 2021
Manufacturing entities
Dongfeng Cummins Engine Company, Ltd.	$16		$31
Beijing Foton Cummins Engine Co., Ltd.	14		39
Tata Cummins, Ltd.	9		6
Chongqing Cummins Engine Company, Ltd.	9		10
All other manufacturers	(10)	(1)	55
Distribution entities
Komatsu Cummins Chile, Ltda.	7		6
All other distributors	2		3
Cummins share of net income	47		150
Royalty and interest income	49		16
Equity, royalty and interest income from investees	$96		$166

(1) Includes a $28 million impairment of our joint venture with KAMAZ and $3 million of royalty charges as part of our costs associated with the suspension of our Russian operations. In addition, on February 7, 2022, we purchased Westport Fuel System Inc.'s stake in Cummins Westport Joint Venture. See "RUSSIAN OPERATIONS" and "ACQUISITIONS" notes below for additional information.

RUSSIAN OPERATIONS
On March 17, 2022, the Board of Directors decided to indefinitely suspend our operations in Russia due to the ongoing conflict in Ukraine. At the time of suspension, our Russian operations included a wholly-owned distributor in Russia, an unconsolidated joint venture and direct sales into Russia from our other business units. As a result of the suspension of operations, we evaluated the recoverability of assets in Russia and assessed other liabilities that may have been incurred. We have experienced and expect to continue to experience, an inability to collect customer receivables and may be the subject of litigation in connection with our suspension of commercial operations in Russia. We will continue to evaluate the situation as conditions evolve and may take additional actions as deemed necessary in future periods. The following summarizes the costs associated with the suspension of our Russian operations in our first quarter results on our Condensed Consolidated Statements of Net Income:

In millions	March 31, 2022	Statement of Net Income Location
Inventory write-downs	$59	Cost of sales
Accounts receivable reserves	43	Other operating expense, net
Impairment and other joint venture costs	31	Equity, royalty and interest income from investees
Other	25	Other operating expense, net
Total	$158

CUMMINS INC. AND SUBSIDIARIES
SELECT FOOTNOTE DATA
(Unaudited)

ACQUISITIONS
On February 7, 2022, we purchased Westport Fuel System Inc.'s stake in the Cummins Westport Joint Venture. We will continue to operate the business as the sole owner. The purchase price was $42 million and was allocated primarily to cash, warranty and deferred revenue related to extended coverage contracts. The results of the business were reported in our Engine segment.
On February 9, 2022, we reached an agreement with Altra Industrial Motion Corp to acquire its Jacobs Vehicle Systems business and closed the transaction in April 2022. Sales of this business were $194 million in 2021. The purchase price was $346 million in cash, subject to typical adjustments related to closing working capital and other amounts and does not contain any contingent consideration. At this time, we have not completed the purchase price allocation, but expect to record approximately $270 million to $300 million of goodwill and intangibles. This acquisition will be reported in our Components segment.
On February 21, 2022, we entered into an Agreement and Plan of Merger (the Merger Agreement) with Meritor, Inc. (Meritor) and Rose NewCo Inc. (Merger Sub) pursuant to which we agreed to acquire Meritor, a global leader of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. At closing, Merger Sub will merge into Meritor with Meritor as the surviving entity and becoming our wholly owned subsidiary. This acquisition will be reported in our Components and New Power segments. Pursuant to the terms of the Merger Agreement, we will pay $36.50 in cash per share of Meritor common stock, for a total transaction value of approximately $3.7 billion, including assumed debt and net of acquired cash. We plan to fund this acquisition with a combination of cash, commercial paper and long-term debt.
The Board of Directors of Meritor recommended that Meritor shareholders vote in favor of the transaction at a Special Meeting of Shareholders to be held on May 26, 2022. The transaction is expected to close by the end of 2022 subject to customary closing conditions and receipt of applicable regulatory approvals. The Merger Agreement contains certain customary termination rights, subject to certain limitations, that could result in either us or Meritor having to pay a termination fee to the other party. Should the Merger Agreement be terminated under such specified circumstances, Meritor could be required to pay us approximately a $74 million termination fee, and we could be required to pay Meritor a $160 million termination fee.
INCOME TAXES
Our effective tax rate for 2022 is expected to approximate 21.5 percent, excluding any discrete items that may arise.
Our effective tax rate for the three months ended March 31, 2022, was 26.8 percent and contained unfavorable discrete tax items of $31 million, or $0.22 per share, primarily due to $18 million of unfavorable changes associated with uncertainty in our Russian operations, $9 million of unfavorable changes in tax reserves and $4 million of net unfavorable other discrete tax items.
Our effective tax rate for the three months ended April 4, 2021, was 22.0 percent and contained favorable discrete items of $4 million.

CUMMINS INC. AND SUBSIDIARIES
BUSINESS UNIT SALES DATA
(Unaudited)
Engine Segment Sales by Market and Unit Shipments by Engine Classification
Sales for our Engine segment by market were as follows:

2022
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$908	$—	$—	$—	$908
Medium-duty truck and bus	848	—	—	—	848
Light-duty automotive	498	—	—	—	498
Off-highway	499	—	—	—	499
Total sales	$2,753	$—	$—	$—	$2,753

2021
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$827	$839	$861	$801	$3,328
Medium-duty truck and bus	674	688	713	702	2,777
Light-duty automotive	481	484	515	432	1,912
Off-highway	477	480	489	491	1,937
Total sales	$2,459	$2,491	$2,578	$2,426	$9,954

Unit shipments by engine classification (including unit shipments to Power Systems and off-highway engine units included in their respective classification) were as follows:

2022
Units	Q1	Q2	Q3	Q4	YTD
Heavy-duty	28,600	—	—	—	28,600
Medium-duty	72,600	—	—	—	72,600
Light-duty	66,500	—	—	—	66,500
Total units	167,700	—	—	—	167,700

2021
Units	Q1	Q2	Q3	Q4	YTD
Heavy-duty	30,700	29,400	29,200	28,300	117,600
Medium-duty	73,100	67,500	65,200	68,000	273,800
Light-duty	68,500	68,100	73,900	62,800	273,300
Total units	172,300	165,000	168,300	159,100	664,700

Distribution Segment Sales by Product Line
Sales for our Distribution segment by product line were as follows:

2022
In millions	Q1	Q2	Q3	Q4	YTD
Parts	$924	$—	$—	$—	$924
Engines	441	—	—	—	441
Power generation	401	—	—	—	401
Service	351	—	—	—	351
Total sales	$2,117	$—	$—	$—	$2,117

2021
In millions	Q1	Q2	Q3	Q4	YTD
Parts	$757	$765	$800	$823	$3,145
Engines	334	351	377	437	1,499
Power generation	418	454	438	452	1,762
Service	326	350	344	346	1,366
Total sales	$1,835	$1,920	$1,959	$2,058	$7,772

Component Segment Sales by Business
Sales for our Components segment by business were as follows:

2022
In millions	Q1	Q2	Q3	Q4	YTD
Emission solutions	$910	$—	$—	$—	$910
Filtration	382	—	—	—	382
Turbo technologies	346	—	—	—	346
Electronics and fuel systems	216	—	—	—	216
Automated transmissions	134	—	—	—	134
Total sales	$1,988	$—	$—	$—	$1,988

2021
In millions	Q1	Q2	Q3	Q4	YTD
Emission solutions	$1,035	$882	$793	$789	$3,499
Filtration	372	374	354	338	1,438
Turbo technologies	367	351	325	308	1,351
Electronics and fuel systems	263	241	210	185	899
Automated transmissions	115	146	111	106	478
Total sales	$2,152	$1,994	$1,793	$1,726	$7,665

Power Systems Segment Sales by Product Line and Unit Shipments by Engine Classification
Sales for our Power Systems segment by product line were as follows:

2022
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$664	$—	$—	$—	$664
Industrial	393	—	—	—	393
Generator technologies	103	—	—	—	103
Total sales	$1,160	$—	$—	$—	$1,160

2021
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$611	$655	$664	$585	$2,515
Industrial	324	399	412	399	1,534
Generator technologies	87	89	88	102	366
Total sales	$1,022	$1,143	$1,164	$1,086	$4,415

High-horsepower unit shipments by engine classification were as follows:

2022
Units	Q1	Q2	Q3	Q4	YTD
Power generation	2,200	—	—	—	2,200
Industrial	1,100	—	—	—	1,100
Total units	3,300	—	—	—	3,300

2021
Units	Q1	Q2	Q3	Q4	YTD
Power generation	2,100	1,800	2,500	2,000	8,400
Industrial	1,000	1,200	1,900	1,300	5,400
Total units	3,100	3,000	4,400	3,300	13,800